Exhibit 3.9
                            CERTIFICATE OF AMENDMENT
                                       OF
                        THE CERTIFICATE OF INCORPORATION
                                       OF
                                   INSCI CORP.

           INSCI CORP., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:
          FIRST: That at a meeting of the Board of Directors of INSCI Corp., resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:
          RESOLVED, that the Board of Directors be authorized at its discretion to effectuate a reverse split of the outstanding shares of Common Stock in any ratio between 1:2 and 1:25.
          SECOND: That, thereafter, pursuant to a resolution of its Board of Directors, an annual meeting of shareholders of said corporation was duly called and held, upon notice in accordance with the General Corporation Law of the State of Delaware, of which meeting the necessary number of shares, as required by statute, were voted in favor of the Amendment.
          THIRD: That the Board of Directors, in accordance with the authority granted by shareholders to effectuate a reverse split unanimously approved an Amendment to the Certificate of Incorporation of the corporation by amending and changing the Article thereof numbered "FOURTH", so that, as amended, said Article shall be and read as follows:

                  "FOURTH: The Corporation is authorized to issue two classes of shares of stock to be designated, respectively, Common Stock, $0.10 par value, and Preferred Stock, $0.01 par value. The total number of shares that corporation is authorized to issue is 195,000,000 shares. The number of shares of Common Stock authorized is 185,000,000, and the number of Preferred Stock authorized is 10,000,000."

         IT IS FURTHER RESOLVED that INSCI CORP. be and hereby is authorized and directed to cause a one for ten (1:10) reverse split of the issued and outstanding shares of Common Shares, which reverse stock split shall decrease the number of issued and

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outstanding shares of Common Stock by nine-tenths, but shall have no effect on the 185,000,000 shares of authorized Common Stock.
           FOURTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
           FIFTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.
           SIXTH: That said amendment shall become effective on January 2, 2004. IN WITNESS WHEREOF, said INSCI CORP. has caused this Certificate to be signed and Chief Executive Officer, this 19th day of December 2003.




                                        /s/ Henry F. Nelson
                                        ----------------------------------------
                                        HENRY F. NELSON
                                        President and Chief Executive Officer






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